29 August 2013

ENOVA SYSTEMS, INC

(“Enova” or “the Company”)

BOARD APPROVES AMENDMENT TO EQUITY OPTIONS PLAN

AND GRANTS OPTION TO CEO

Enova Systems, Inc (OTCQB: ENVS and AIM: ENV and ENVS), announces that the Board of Directors has approved amendments to increase the number of shares authorized for issuance under the Company’s Equity Compensation Plan and the grant of an equity option to John Micek, President and CEO.

On August 27, 2013, the Board of Directors (the "Board") of Enova Systems, Inc. approved amendments to Enova’s 2006 Equity Compensation Plan (a) to increase the number of shares authorized for issuance thereunder from 3,000,000 shares to 9,000,000 shares and (b) to increase the number of shares of common stock that may be issued to an individual in any calendar year from 500,000 shares to 5,000,000 shares.

Additionally, on August 27, 2013, the Board approved the grant to John Micek, the President and Chief Executive Officer of Enova, of an option to purchase 4,400,000 shares of the Common Stock of Enova at an exercise price of $0.02 per share. The vesting of such option was made conditional upon the Board approving, and Enova entering into definitive agreements covering and thereafter consummating, (x) a sale of all or substantially all of Enova’s assets or (y) the acquisition of Enova by another entity by means of a merger, share exchange, tender offer or other similar transaction or (z) the acquisition by Enova of another entity by means of a merger, share exchange, tender offer or other similar transaction.

About Enova: Enova Systems (http://www.enovasystems.com) is a supplier of efficient, environmentally friendly digital power components and systems products. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicles market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

Enova Systems, Inc. 2945 Columbia Street, Torrance, CA 90503  Tel: 310-483-9883

Contact: John Micek, CEO/Investor Relations

Additional Information: This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,” “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarterly period ended June 30, 2013.